EXHIBIT 99.1

[LOGO OF CONCENTRA]

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA OPERATING CORPORATION ANNOUNCES THIRD QUARTER
RESULTS, PLANNED PRE-PAYMENT OF $25 MILLION IN SENIOR
INDEBTEDNESS AND PENDING ACQUISITIONS

ADDISON, Texas, November 5, 2002 – Concentra Operating Corporation (“Concentra”) today announced its financial results for the third quarter and the year-to-date, as well as several planned actions. The Company reported Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) for the third quarter of $32,203,000. Concentra additionally stated that it intends to acquire Em3 Corporation (“Em3”) and OccMed Systems, Inc. (“OccMed”) during the fourth quarter through the use of its parent corporation’s common stock. In connection with these acquisitions, and a pending amendment of the debt covenant requirements of its Senior Credit Facility, the Company also announced that it has executed an agreement in principal to sell $25,000,000 in Concentra Inc. common stock to its primary equity sponsors. Concentra intends to use the proceeds from this sale of new equity to prepay $25,000,000 of senior term indebtedness.

Revenue for the third quarter was $251,797,000 compared with $212,350,000 for the same period last year. Operating income was $22,034,000 versus $26,198,000 for the third quarter of 2001. Net loss for the quarter totaled $5,586,000 compared with $4,902,000 in the year-earlier period. Revenue for the first nine months of 2002 was $741,775,000 compared with $627,989,000 for the prior-year period. Operating income was $69,381,000 versus $71,903,000 for the first nine months of 2001. Net income for the year-to-date was $2,025,000 compared with a net loss of $3,035,000 in the year-earlier period. The Company’s growth in revenue for both the quarter and year-to-date period related primarily to its acquisition of National Healthcare Resources, Inc. in November 2001.

EBITDA, as computed in a manner consistent with the definition set forth in the Company’s 13% Series A Senior Subordinated Notes, was $32,203,000 in the third quarter of 2002 versus $36,851,000 in the same quarter last year. For the first nine months of 2002, EBITDA was $98,951,000 compared with $103,402,000 in the same period last year. The Company also stated that it had $6,000,000 in borrowings outstanding under its $100,000,000 revolving credit facility as of the end of the quarter. These borrowing levels compared favorably to previous estimates.

Commenting on the quarter’s financial results, Daniel J. Thomas, Chief Executive Officer of Concentra stated, “Although our Health Services business continued to show improvements in its same-market visit trends during the quarter, our ‘later-stage’ workers’ compensation businesses continued to be

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Concentra Third Quarter Results, Acquisitions and Pre-Payment

November 5, 2002

pressured by lower workers’ compensation claim volumes during the quarter. Even though these trends have impacted our ability to grow our earnings in the current year, we are pleased that through good capital management, we have been able to achieve a consistent leverage ratio throughout 2002 and believe that the renewed growth we are achieving in our Health Services business should serve as a good indicator that the Company is well-positioned to resume its earnings growth and de-leveraging as we enter 2003.”

With respect to Concentra’s planned acquisitions, Em3 and OccMed are both private corporations which are majority-owned by Welsh, Carson, Anderson & Stowe (“WCAS”), Concentra’s primary shareholder. Em3 offers an internet-based solution for the workers’ compensation industry which is designed to streamline the claims adjudication process and improve outcomes for employers. Since its inception in 2000, Em3 has established a nationwide network of primary care physicians specializing in occupational healthcare. Its approach to the integration and management of workers’ compensation care has attracted several large national employers as its clients. OccMed has developed 12 occupational healthcare centers across six geographic markets in the United States. When integrated into Concentra’s existing national network of health centers, the acquisition will increase the Company’s total number of centers to 244. “These acquisitions will expand Concentra’s presence and strengthen our industry-leading position in the workers’ compensation marketplace,” Thomas said. “I believe they will provide important contributions to our growth in revenue and earnings during the coming year.”

In connection with the acquisitions, Concentra will purchase the net assets of the two companies using approximately $43,000,000 of Concentra Inc. common stock and will repay an estimated $4,400,000 in revolving debt and accrued interest. For the year-to-date through September 30, 2002, Em3 and OccMed had a combined EBITDA loss of approximately $4,700,000, and are currently estimated to have a combined EBITDA loss of approximately $5,200,000 for the 12 months ending December 31, 2002. Due to the common ownership by WCAS of a majority of the equity of Concentra and each of the companies to be acquired, Concentra stated that applicable accounting literature will require it to consolidate the historical results of operations of the acquisitions with its own when preparing its year-end financial statements. The equity interests of other investors, which are 34% in the case of Em3 and 31% in the case of OccMed, will be reflected as a “minority interest” in Concentra’s financial statements for periods prior to the date of acquisition.

Concentra Inc. anticipates closing its equity sale of $25,000,000 to its primary equity sponsors during November and prepaying a corresponding amount of Concentra Senior Term Debt shortly thereafter, subject to required approvals. The prepayment is being undertaken in connection with the planned acquisitions as well as to support a request by the Company that lenders revise its leverage ratio and interest coverage ratio covenants within its Senior Credit Facility. The Company stated that it is currently in the process of seeking a revision to these covenants, which will provide increased flexibility in future quarters. Although Concentra was in compliance with its Senior Credit Facility covenant requirements at the close of the third quarter, the Company’s covenants become more restrictive in future quarters and it is seeking delays in the timing of these future increases. The Company currently expects the amendment process to be completed in late November.

In July, using a capital contribution from its parent corporation, Concentra completed the previously announced redemption of $47,500,000 of its 13% Series A Senior Subordinated Notes. After

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Concentra Third Quarter Results, Acquisitions and Pre-Payment

November 5, 2002

closing the planned fourth quarter prepayment of $25,000,000 in senior term indebtedness, Concentra will have made voluntary reductions of its indebtedness of $72,500,000 during 2002. Additionally, primarily through these capital contributions by its parent corporation and the completion of several significant acquisitions, which utilized its parent company’s common stock, Concentra will have increased its paid-in-capital in excess $250,000,000 since January 1, 2001. “These actions clearly demonstrate our commitment, and the commitment of our equity investors, to a continued de-leveraging of Concentra,” Thomas said.

Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 100,000 employers and 3,000 insurance companies, health plans and third party administrators nationwide.

A public, listen-only simulcast of Concentra’s conference call regarding Concentra’s results for the third quarter, the acquisitions and planned debt prepayment will begin at 9:00 a.m. Eastern Time tomorrow, November 6, and may be accessed via the Company’s web site, concentra.com. Investors are invited to access the call at least 15 minutes before the start time in order to complete a brief registration form and receive an entry password. An online replay will be available shortly after the conclusion of the live broadcast using the same link and will continue through November 13, 2002.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure, planned equity issuance, planned debt prepayment, debt covenant amendment and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, inability to complete planned acquisitions and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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Concentra Third Quarter Results, Acquisitions and Pre-Payment

November 5, 2002

CONCENTRA OPERATING CORPORATION
a wholly owned subsidiary of
CONCENTRA INC.
Unaudited Consolidated Statements of Operations
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
REVENUE:
Health Services	$125,001	$114,708	$347,545	$336,336
Network Services	55,164	45,169	168,653	132,845
Care Management Services	71,632	52,473	225,577	158,808

Total revenue	251,797	212,350	741,775	627,989

COST OF SERVICES:
Health Services	98,861	91,284	287,307	269,026
Network Services	34,762	25,735	103,750	79,283
Care Management Services	67,494	46,751	201,525	139,310

Total cost of services	201,117	163,770	592,582	487,619

Total gross profit	50,680	48,580	149,193	140,370

General and administrative expenses	27,795	18,557	77,103	57,152
Amortization of intangibles	851	3,825	2,709	11,315

Operating income	22,034	26,198	69,381	71,903

Interest expense, net	15,394	16,564	48,335	50,227
Loss on fair value of hedging arrangements	7,712	13,473	8,896	16,553
Loss on early retirement of debt	7,381	—	7,381	—
Loss of acquired affiliate, net of tax	—	1,065	—	2,607
Other, net	677	307	1,301	612

Income (loss) before income taxes	(9,130)	(5,211)	3,468	1,904
Provision (benefit) for income taxes	(3,544)	(309)	1,443	4,939

Net income (loss)	$(5,586)	$(4,902)	$2,025	$(3,035)

Concentra’s third quarter and year-to-date 2001 bad debt expense of $3.1 million and $8.8 million, respectively, have been reclassified from a reduction to revenue to cost of services to conform to the classifications used in 2002. This reclassification resulted from a change in Concentra’s process and methodology for estimating bad debt and sales allowances during the first quarter of 2002.

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Concentra Third Quarter Results, Acquisitions and Pre-Payment

November 5, 2002

CONCENTRA OPERATING CORPORATION
a wholly owned subsidiary of
CONCENTRA INC.
Consolidated Balance Sheets
(in thousands)

	September 30, 2002	December 31, 2001
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,587	$7,308
Accounts receivable, net	175,569	181,023
Prepaid expenses and other current assets	43,790	38,760

Total current assets	229,946	227,091

PROPERTY AND EQUIPMENT, NET	129,111	132,302

GOODWILL AND OTHER INTANGIBLE ASSETS, NET	476,401	475,500

OTHER ASSETS	54,454	32,072

	$889,912	$866,965

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Revolving credit facility	$6,000	$6,000
Current portion of long-term debt	4,114	4,211
Accounts payable and accrued expenses	114,245	133,908

Total current liabilities	124,359	144,119

LONG-TERM PORTION OF DEBT	501,678	552,270

DEFERRED INCOME TAXES AND OTHER LIABILITIES	83,745	67,094

FAIR VALUE OF HEDGING ARRANGEMENTS	34,779	25,883

STOCKHOLDER’S EQUITY	145,351	77,599

	$889,912	$866,965

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Concentra Third Quarter Results, Acquisitions and Pre-Payment

November 5, 2002

CONCENTRA OPERATING CORPORATION
a wholly owned subsidiary of
CONCENTRA INC.
Reconciliation of Net Income to EBITDA
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001

Net income (loss)	$(5,586)	$(4,902)	$2,025	$(3,035)

Provision (benefit) for income taxes	(3,544)	(309)	1,443	4,939
Interest expense, net	15,394	16,564	48,335	50,227
Loss on fair value of hedging arrangements	7,712	13,473	8,896	16,553
Loss on early retirement of debt	7,381	—	7,381	—
Loss of acquired affiliate, net of tax	—	1,065	—	2,607
Other, net	677	307	1,301	612

Operating income	22,034	26,198	69,381	71,903

Depreciation expense	10,221	7,101	28,643	20,818
Amortization of intangibles	851	3,825	2,709	11,315
Minority interest	(903)	(273)	(1,782)	(634)

EBITDA	$32,203	$36,851	$98,951	$103,402

Computations of Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) have been provided in this press release primarily due to the use of this measure by the holders of the Company’s 13% Senior Subordinated Notes, and other lenders, for purposes of determining our performance in light of our debt covenant requirements, which are stated in the Company’s debt agreements as measures which relate to EBITDA. Our computation of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in our computations as compared to that of others. Our measure of EBITDA has been made in a manner consistent with the requirements of the indenture which relates to our 13% Senior Subordinated Notes. EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). EBITDA specifically excludes changes in working capital, capital expenditures and other items which are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, nor does it include the effects of interest expense, depreciation expense, amortization expense, taxes and other items which are included when determining a company’s net income. As such, we would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes described above.

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